UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2010

UNITED CAPITAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-10104	04-2294493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Park Place, Great Neck, New York		11021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (516) 466-6464

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 1, 2010 (i) Attilio Petrocelli, the Chairman of the Board, President and Chief Executive Officer of United Capital Corp. (the “Company”), exercised options to purchase 600,000 shares of the Company’s Common Stock, $.10 par value (the “Common Stock”) at an exercise price of $6.53125 per share, (ii) Michael Lamoretti, a Director and executive officer of the Company, exercised options to purchase 66,000 shares of Common Stock at an exercise price of $11.9250 per share, (iii) Michael Weinbaum, also a Director and executive officer of the Company, exercised options to purchase 66,000 and 20,000 shares of Common Stock at exercise prices of $11.9250 and $6.53125 per share, respectively, and (iv) Anthony J. Miceli, also a Director and executive officer of the Company, exercised options to purchase 66,000 shares of Common Stock at an exercise price of $11.9250 per share.  On such date, each of Messrs. Petrocelli, Lamoretti, Weinbaum and Miceli sold, respectively, 600,000, 66,000, 86,000 and 66,000 of the shares of Common Stock that they acquired upon exercise of the options to the Company at a purchase price of $24.60 per share. The sales price was the closing price of the Company’s Common Stock on March 29, 2010.  The sales of the Common Stock to the Company were approved by the Compensation and Stock Option Committee of the Company.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1--                      Agreement, dated April 1, 2010 between the Company and A. F. Petrocelli

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2010	UNITED CAPITAL CORP.

	By:	/s/ Anthony J. Miceli
		Name:	Anthony J. Miceli
		Title:	Vice President, Chief Financial Officer and Secretary